                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                  --------------------------------------------
                                    FORM 8-K

                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported): January 3, 2003

                        AMERICAN MEDIA OPERATIONS, INC.
             (Exact Name of Registrant as Specified in its Charter)


                                    DELAWARE
                 (State or Other Jurisdiction of Incorporation)


                1-11112                                  65-0203383
        (Commission File Number)              (IRS Employer Identification No.)


                            190 Congress Park Drive,
                     Suite 200, Delray Beach, Florida 33445
          (Address of principal executive offices, including ZIP code)

                                 (561) 997-7733
              (Registrant's telephone number, including area code)



                                 NOT APPLICABLE
          (former name or former address, if changed since last report)

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

(a)      Financial Statements of Business Acquired.

         None.

(b)      Pro Forma Financial Information.

         None.

(c)      Exhibits.

         99.1     Summary Historical and Pro Forma Financial Information

         99.2     Unaudited Pro Forma Financial Information

         99.3     Weider Selected Historical Financial Information

         99.4 Consolidated Financial Statements of Weider Publications, Inc. and Subsidiaries and Weider Interactive Networks, Inc.

ITEM 9.  REGULATION FD DISCLOSURE

This filing on Form 8-K, including the exhibits hereto, is being made solely in order to comply with the requirements of Regulation FD under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Set forth below is certain information that is being made available to certain persons relating to the proposed acquisition by American Media Operations, Inc. (the "Company") of Weider Publications, LLC and its subsidiaries ("Weider"). The exhibits hereto contain certain historical financial information concerning Weider and pro forma financial information concerning American Media Operations, Inc. (the "Company"). Other financial information may be required to be filed with the Securities and Exchange Commission (the "Commission") pursuant to other Items under Form 8-K and, if so required, the Company will do so when required. This Form 8-K provides general descriptions of various documents although these descriptions do not contain all the material terms of those documents.

Some of the information presented or incorporated by reference in this Form 8-K constitutes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Exchange Act, including, in particular, the statements about our plans, strategies and prospects. We have used the words "may," "will," "expect," "anticipate," "believe," "estimate," "plan," "intend," and similar expressions to identify forward-looking statements. We have based these forward-looking statements on our current assumptions, expectations and projections about future events. We caution you that a variety of factors could cause business conditions and results to differ materially from what is contained in the forward-looking statements.

You should not put undue reliance on any forward-looking statements. You should understand that many important factors, including those discussed under the heading "Forward-looking statements and Risk factors" included in this Form 8-K, could cause our results to differ materially from those expressed or suggested in any forward-looking statements. These forward-looking statements speak only as of the date of this Form 8-K, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Unless the context otherwise requires, in this Form 8-K:

       - "we," "us," "our" and the "Company" refer to American Media Operations, Inc. and its subsidiaries after giving effect to the Transactions, as defined,

       - "AMI" refers to American Media Operations, Inc. and its subsidiaries without giving effect to the Transactions,

       - "Holdings" refers to American Media, Inc., AMI's parent company,

       - "Weider" refers to Weider Publications, LLC and its subsidiaries, and

       - "Acquisition" refers to the acquisition of Weider.

In describing our business, the information in this Form 8-K assumes the completion of the Transactions. References to our "pro forma" financial results in this Form 8-K give effect to the Transactions as if they were consummated as of the beginning of the period for income statement data and as of the balance sheet date for balance sheet data. All references to a particular AMI fiscal year are to the four fiscal quarters ended the last Monday in March of the fiscal year specified. All references to Weider's fiscal 1999 and fiscal 2000 are to the four fiscal quarters ended May 31, 1999 and 2000, respectively, all references to Weider's fiscal 2001 are to the four fiscal quarters ended December 31, 2001, and all references to Weider's period ended December 31, 2000 are to Weider's seven months ended December 31, 2000.

                                THE TRANSACTIONS

On November 26, 2002, AMI and EMP Group L.L.C. (the "LLC") entered into a definitive agreement to acquire Weider Publications, LLC, a newly formed company to which the magazine business of Weider Publications, Inc. and Weider Interactive Networks, Inc. will be contributed prior to the closing, from Weider Health and Fitness, Weider Health and Fitness, LLC and Weider Interactive Networks, Inc. The aggregate purchase price is $350.0 million. The purchase price is subject to customary pre- and post-closing adjustments, including an adjustment based upon the working capital of the acquired business at the completion of the transaction. Weider Publications, LLC will become a wholly owned subsidiary of American Media Operations, Inc.

In connection with the Acquisition, Weider Publications, LLC will enter into certain other agreements with Weider Health and Fitness and its subsidiaries, the terms of which are described below.

The following table sets forth the expected sources and uses of funds in connection with the financing of the Acquisition.

-------------------------------------------------------------------------------------------
(IN MILLIONS)
SOURCES:                                       USES:
-------------------------------------------------------------------------------------------
Cash from AMI.......................  $ 20.0   Total purchase price................  $350.0(2)
New Tranche C-1 Term Loan...........   140.0   Transaction costs...................    10.0(3)
Debt Securities.....................   150.0
Equity Investment...................  50.0(1)
                                      ------                                         ------
Total sources.......................  $360.0   Total uses..........................  $360.0
-------------------------------------------------------------------------------------------

(1) The Equity Investment will consist of $41.25 million in cash equity from the LLC and common equity interests of the LLC having a value of approximately $8.75 million issued to Weider Health and Fitness.

(2) The purchase price is subject to customary closing adjustments, including an adjustment based upon the working capital of Weider.

(3) In addition to the transaction costs associated with the Transactions, we expect one-time integration cash expenditures of approximately $10.0 million within six months of closing.

The Acquisition, the related financings, including borrowings under a new Tranche C-1 Term Loan and the amendment and restatement of our existing credit agreement (the "Amended and Restated Credit Facilities"), and the Equity Investment are collectively referred to in this Form 8-K as the Transactions.

Prior to the completion of the Acquisition, Weider Health and Fitness will contribute its publications and related assets into a newly formed limited liability company, Weider Publications, LLC, which will contain all assets relating to the acquired business, including the capital stock of foreign subsidiaries. This will be accomplished pursuant to an asset contribution agreement, which will provide that subsidiaries of Weider Health and Fitness retain liability for pre-closing taxes, specified employee benefit matters and debt for borrowed money related to the acquired business. At the closing, the sellers' retained limited liability company units of Weider Publications, LLC will be exchanged for limited liability company units of the LLC, AMI's parent entity.

Under the purchase agreement, Weider Health and Fitness and its selling subsidiaries will, subject to caps and deductibles, indemnify the buyers for losses arising from the failure of any representation or warranty made by Weider Health and Fitness and its selling subsidiaries to be true or the failure of any of those entities to perform their obligations under the purchase agreement and the related documents. Weider Health and Fitness and its selling subsidiaries will also indemnify the buyers for specified excluded liabilities of the acquired business, including pre-closing taxes. Pursuant to the purchase agreement, the buyers will indemnify Weider Health and Fitness and its selling subsidiaries for losses arising from liabilities that the acquired business retains, the failure of any representation or warranty made by us to be true or our failure to perform our obligations under the purchase agreement and the related documents.

In general, the representations and warranties in the purchase agreement survive closing and expire 18 months after the closing date. The representations and warranties relating to organization and authority, capitalization, tax matters, employee benefits and brokers' fees will survive until the expiration of the applicable statute of limitations.

Weider Health and Fitness, Joe Weider, Ben Weider and Eric Weider agreed in the purchase agreement not to invest, own, manage, finance, control or otherwise have a material direct or indirect interest in any business involved in publishing of healthy living or fitness-related publications in any and all media, without the buyers' express written approval, subject to specified limitations. The non-competition agreement will remain in effect for 7 years with respect to Joe Weider and for 5 years with respect to Ben Weider, Eric Weider and Weider Health and Fitness.

ADVERTISING AGREEMENT

As part of the Acquisition, Weider Publications, LLC will enter into an advertising agreement with Weider Health and Fitness and Weider Nutrition International, Inc. that will provide these entities with certain limited access to advertising in the acquired publications at agreed upon rates for the six years following closing.

ATHLETE ENDORSEMENT COOPERATIVE AGREEMENT

In connection with the Acquisition, the buyers will enter into an athlete endorsement agreement with Weider Health and Fitness, pursuant to which Weider Health and Fitness will provide the buyers with continued access to a group of 24 athletes (excluding Joe Weider), or substantially the same number of athletes of substantially the same quality as those listed in the agreement, for promotional purposes in connection with the acquired business for the next 24 months. The buyers will pay Weider Health and Fitness $600,000 per year in exchange for this arrangement.

TRADEMARK LICENSE AGREEMENT

As part of the Acquisition, the buyers will enter into a trademark license agreement with Weider Health and Fitness pursuant to which Weider Health and Fitness will retain ownership and pay the costs for maintaining the Weider, Team Weider and Joe Weider trademarks in the U.S., Mexico and Canada and will grant the buyers the exclusive right to use these trademarks on the cover and in the editorial content of existing Weider titles of the acquired business and in any future healthy living or fitness-related publications in any media. The buyers will also be given the non-exclusive right to use the trade name Joe Weider on products and services other than publications. The buyers will pay Weider Health and Fitness $200,000 per year pursuant to the trademark license agreement. The buyers have the rights to use the Weider, Team Weider and Joe Weider trademarks in most other foreign countries in the world.

                   INDUSTRY DATA AND CIRCULATION INFORMATION

Information contained in this Form 8-K concerning publishing industry data, circulation information, rankings, readership information (e.g., multiple readers per copy) and other industry and market information, including our general expectations concerning the publishing industry, are based on estimates prepared by us based on certain assumptions and our knowledge of the publishing industry as well as data from various third party sources. These sources include, but are not limited to, the report of the Audit Bureau of Circulations ("ABC"), BPA Circulation Statements, Statement of Ownership figures filed with the U.S. Postal Service, Mediamark Research Inc. ("MRI") syndicated research data and Veronis Suhler Stevenson research data. While we are not aware of any misstatements regarding any industry data presented in this Form 8-K, we have not independently verified any of the data from any of these sources and, as a result, this data may be imprecise. Our estimates, in particular as they relate to our general expectations concerning the publishing industry, involve risks and uncertainties and are subject to changes based on various factors, including those discussed under the caption "Risk Factors" in this Form 8-K.

Unless otherwise indicated, all average weekly circulation information for AMI's publications is an average of actual weekly single copy circulation for the twelve months ended September 23, 2002. Unless otherwise indicated, all average circulation information for Weider's publications is an average of actual per issue circulation for the nine months ended September 30, 2002. All references to "circulation" are to single copy and subscription circulation, unless otherwise specified. All references to "special interest magazines" are to magazine categories that include, among others, computers, participation sports, automobiles, health and fitness, parenting, bridal, epicurean, travel, hunting and fishing, and boating. Unless otherwise indicated, all ranking information for the health and fitness category is based on advertising revenue. Unless otherwise indicated, all ranking information for celebrity journalism is based on unit sales.

                                    OVERVIEW

AMI is the leading publisher in the field of celebrity journalism, publishing National Enquirer, Star, Globe, National Examiner, Weekly World News, Sun, Country Weekly, Country Music, Mira!, Auto World and other smaller general interest related publications. AMI's magazines current aggregate average weekly circulation is approximately 5 million copies. National Enquirer, Star, and Globe, AMI's premier titles, have the second, fourth and sixth highest weekly single copy circulation, respectively, of any weekly periodical in the United States. AMI is the leader in total weekly single copy circulation of magazines in the United States and Canada with approximately 41% of total U.S. and Canadian weekly single copy circulation. National Enquirer, Star and Globe are distributed in approximately 150,000 retail outlets in the United States and Canada, representing, in our opinion, substantially complete coverage of periodical outlets in these countries. Our subsidiary Distribution Services, Inc. ("DSI") arranges for the placement and merchandising of AMI's publications and third-party publications at retail outlets throughout the United States and Canada. In addition, DSI provides marketing, merchandising and information-gathering services for third parties and is the leading company in this field in the United States and Canada. For the twelve months ended September 23, 2002, AMI had operating revenues and EBITDA, as defined, of $362.7 million and $135.2 million, respectively.

AMI's tabloid publications are among the most well-known and widely distributed titles in the publishing industry. While AMI's six tabloid publications and Country Weekly have an aggregate average weekly single copy circulation of approximately 4.1 million copies, they enjoy an estimated weekly readership of 33 million people due to multiple readers per copy sold. AMI's other titles (including Mini-Mags, Micro-Mags and Digests) contribute an additional estimated readership of 17 million, giving AMI's titles an estimated total readership of 50 million. As a result, we believe AMI's publications enjoy strong consumer brand awareness with a large and loyal readership base.

On November 26, 2002, AMI and the LLC, a company formed by Evercore Capital Partners L.P. ("Evercore") which controls Holdings, entered into a definitive agreement to acquire Weider Publications, LLC, a privately held company controlled by Weider Health and Fitness. Weider is the leading worldwide publisher of health and fitness magazines, with a total estimated readership of 25 million in the United States, more than any other publisher in the health and fitness category.

The health and fitness category is the fastest growing advertising segment of special interest magazines. Weider currently publishes seven magazines, including Muscle & Fitness, Shape, Men's Fitness, Muscle & Fitness Hers, Flex, Fit Pregnancy and Natural Health, with an aggregate average circulation of approximately 4 million copies. Weider has achieved strong organic growth, increasing EBITDA, as defined, from $12.0 million for fiscal 1999 to $25.7 million for the twelve months ended September 30, 2002, for a compounded annual growth rate of approximately 26%. On a pro forma basis, for the twelve months ended September 23, 2002, we had operating revenues and Adjusted EBITDA, as defined, of $521.3 million and $177.7 million, respectively.

We believe that AMI's acquisition of Weider will, among other things:

       - expand AMI's consumer magazine portfolio with Weider's market leading health and fitness titles,

       - add high growth categories to AMI's existing portfolio of publishing assets,

       - diversify AMI's revenue streams by increasing advertising revenues,

       - enhance AMI's position as a leader in retail sales of magazines,

       - drive incremental advertising in Weider and AMI publications by creating a corporate advertising sales network,

       - achieve efficiencies as a result of our increased scale of operations in areas including paper purchasing, circulation, production, technology, legal and finance, and

       - allow for substantial cash tax savings due to the step-up in basis of Weider's assets.

OUR PUBLICATIONS

AMI's publications include the following titles:

       - National Enquirer is a weekly celebrity focused publication with an editorial content devoted to investigative reporting, celebrities and features, human interest stories and articles covering lifestyle topics such as health, food and household affairs. National Enquirer is the second highest selling weekly periodical based on U.S., Canadian and U.K. single copy circulation. AMI sells on average 1.5 million single copies of National Enquirer per week in the United States, Canada and the United Kingdom. National Enquirer has a total average weekly circulation of approximately 1.8 million copies, including subscriptions, with a total estimated readership in the United States, Canada and the United Kingdom of 15.3 million.

       - Star is a weekly celebrity news-based periodical dedicated to covering the stars of movies, television and music, as well as the lives of the rich and famous from politics, business, royalty and other areas. Star's editorial content also incorporates fashion, health, fitness and diet features, all with a celebrity spin. Star is the fourth highest selling weekly periodical in the United States and Canada based on single copy circulation, selling on average 1.2 million copies per week. Star has a total average weekly circulation of approximately 1.4 million copies, including subscriptions, with a total estimated readership in the United States and Canada of 7.2 million.

       - Globe is a weekly tabloid with celebrity features that are edgier than National Enquirer and Star, with a greater emphasis on investigative crime stories. Globe is the sixth highest selling weekly periodical in the United States and Canada based on single copy circulation, selling on average 593,000 copies per week.

       Globe has a total average weekly circulation of approximately
       642,000 copies, including subscriptions, with an estimated readership of
       4.3 million.

       - National Examiner's editorial content consists of celebrity and human-interest stories, differentiating itself from the other titles through its upbeat positioning as the "gossip, games and good news" tabloid. National Examiner has an average weekly single copy circulation of 276,000 copies, with a total average weekly circulation of approximately 293,000 copies, including subscriptions. Total readership is estimated at 1.2 million.

       - Weekly World News is a tabloid devoted to the publication of bizarre and strange but true stories. There is much humorous original content and the paper has created several characters that have become staples of pop culture. Weekly World News has an average weekly single copy circulation of 192,000 copies, with a total average weekly circulation of approximately 212,000 copies, including subscriptions. Total readership is estimated at 850,000.

       - Sun's editorial content is skewed to an older target audience and focuses on religion, health, holistic remedies, predictions and prophecies. Sun also includes entertaining and unusual articles from around the world. Sun has an average weekly single copy circulation of approximately 144,000 copies, with a total readership estimated at 600,000.

       - Country Weekly is an entertainment magazine presenting various aspects of country music and related lifestyles, events and personalities, and has the highest bi-weekly circulation of any such magazine in its category. Country Weekly is a bi-weekly publication and has an average single copy circulation of 216,000 copies, with a total average bi-weekly circulation of approximately 400,000 copies, including subscriptions. Total readership is estimated at 3.4 million.

       - Country Music is a bi-monthly publication that is also an entertainment magazine presenting various aspects of country music and related lifestyles, events and personalities. We acquired Country Music on August 1, 2000. Country Music has an average single copy circulation of approximately 18,000 copies, with a total average circulation of approximately 300,000 copies, including subscriptions. Total readership is estimated at 4.5 million.

       - Mini-Mags, Micro-Mags and Digest are pocket-sized books covering such topics as diets, health, horoscopes, astrology and pets. We believe we are the largest such publisher in the field, producing approximately 100 million copies annually. With the acquisition of Weider we plan on leveraging certain Weider brands to enhance the editorial content of several of our Mini-Mags, Micro-Mags and Digest titles.

       - Mira! is a Spanish language magazine that features exclusive news, gossip and goings-on about the hottest stars in the Latino community, along with interviews and in-depth stories spotlighting them at work and at play. It is distributed at checkout counters in supermarkets, bodegas and mass merchandisers in the top 43 Hispanic markets in the United States. The magazine was launched in June 2000 and has a total bi-weekly circulation of approximately 100,000 copies and an estimated total readership of 700,000.

       - Auto World targets the in-market buyer and we believe is the only automotive magazine sold at checkout counters in supermarkets and mass merchandisers. The readership is 35% female, which we believe gives Auto World the highest number of women readers of any automotive title. Articles focus on buying new and pre-owned cars, road tests, comparison tests, news, pricing, recalls and rebates.

Weider's publications include the following titles:

       - Muscle & Fitness is a premier monthly fitness-related lifestyle magazine, appealing to exercise enthusiasts and athletes of all ages, especially those focused on resistance training, body fat control and sports nutrition. Muscle & Fitness has more than 60 years of brand equity and has served as a successful brand extension foundation for new titles. Muscle & Fitness has a total average monthly circulation of approximately 456,000 copies, with monthly subscriptions of 216,000, and an estimated total readership of 8.1 million.

       - Shape is the leader in circulation and advertising revenues in the attractive and growing women's active lifestyle category. Shape's mission is to help women lead a healthier lifestyle by providing useful information on exercise techniques, nutrition, psychology, beauty and other inspirational topics. Shape has a total average monthly circulation of approximately 1.7 million copies, with monthly subscriptions of 1.3 million, and an estimated total readership of 6.1 million.

       - Men's Fitness is a leading monthly magazine for men with active lifestyles. The magazine promotes a multi-training approach towards exercise and offers information and advice in the areas of fitness, career, and relationships. Men's Fitness has a total average monthly circulation of approximately 650,000 copies, with monthly subscriptions of 551,000, and an estimated total readership of 6.5 million.

       - Muscle & Fitness Hers was launched in 2000 as a female focused magazine from Muscle & Fitness. The magazine targets the underserved market of female fitness enthusiasts and athletes. The editorial style and content emphasizes resistance training and sports nutrition designed to improve physical appearance, strength, health and sports performance. The magazine was published seven times in calendar 2002, and will be expanded to nine issues in calendar 2003. Muscle & Fitness Hers has a total average circulation per issue of approximately 276,000 copies, with subscriptions per issue of 79,000, and an estimated total readership of
       1.4 million.

       - Flex, which was spun off from Muscle & Fitness in 1983, is a monthly magazine devoted to professional bodybuilding. The magazine delivers nutrition and performance science information for bodybuilding enthusiasts. As Flex is a premier title in the bodybuilding segment it receives a significant share of advertising devoted to this special interest category. Flex has a total average monthly circulation of approximately 153,000 copies, with monthly subscriptions of 51,000, and an estimated total readership of 872,000.

       - Fit Pregnancy was spun off from Shape in 1995. Fit Pregnancy's editorial focus makes it a premier lifestyle magazine for women during pregnancy and the first couple of years after childbirth. The bi-monthly magazine delivers authoritative information on health, fashion, food and fitness. Fit Pregnancy recently increased its editorial emphasis on the two-year postpartum period and as a result has expanded its postnatal products advertising. Fit Pregnancy has a total average circulation per issue of approximately 526,000 copies, with subscriptions per issue of 416,000, and an estimated total readership of 1.8 million.

       - Natural Health is a leading wellness magazine published nine times a year, offering readers practical information to benefit from the latest scientific knowledge and advancements in the field of natural health, including advice to improve well-being and combat illness. Published for more than 30 years, Natural Health is one of the longest continuously published and most widely read paid publications in its field. Natural Health has a total average circulation per issue of approximately 313,000 copies, with subscriptions per issue of 255,000, and an estimated total readership of 739,000.

COMPETITIVE STRENGTHS

We believe that the following factors have contributed to the leading market positions of our publications:

       - STRONG, WELL-ESTABLISHED BRAND NAMES. Each of AMI's tabloid publications have leading positions in their respective categories. National Enquirer, whose predecessors date back to 1926, and Globe and Star, which commenced publication in 1953 and 1974, respectively, have been three of the leading general interest magazines for more than 25 years and are read by an estimated 26 million people per week. We believe that AMI's tabloid brand names are among the most familiar magazine titles to consumers and are synonymous with the celebrity genre.

       Our consumer magazine titles also enjoy significant brand equity and have leading market positions in their respective categories. Muscle & Fitness has been published for more than 60 years and was the basis for the successful launches of Flex in 1983 and Muscle & Fitness Hers in 2000. Shape, launched in 1981, has the highest circulation among magazines in the women's active lifestyle category. Joe Weider, the founder of the Weider business, is recognized by many as the "father" of bodybuilding and his name recognition has helped to establish the Weider brands.

       We believe the long history and strong brand identity of our publications has allowed us to establish large and loyal readership bases and to attract significant advertising revenues.

       - LEADER IN THE FASTEST-GROWING SPECIAL INTEREST MAGAZINE CATEGORY. With the acquisition of Weider, we will become a leader in the health and fitness category, the fastest-growing advertising category of special interest magazines. According to Veronis Suhler Stevenson, advertising spending for health and fitness magazines has grown at a 12.2% compounded annual growth rate between 1996 and 2001, versus a 2.5% compounded annual growth rate for all special interest magazines. The demographic profile of Weider's readers, young, affluent and active, is very attractive to advertisers. In addition, circulation for Weider's publications has grown at an 18% compounded annual growth rate between 1997 and 2001, while circulation for special interest magazines has grown at a 1.2% compounded annual growth rate over the same period. Weider's aggregate circulation is approximately 4 million copies, with total estimated readership of 25 million.

       - EXTENSIVE EDITORIAL SOURCING CAPABILITIES AND EXCLUSIVE CONTENT. AMI has long-established editorial departments that source the stories, features and news items that appear in its publications. Because a significant amount of AMI's tabloid editorial content is based on investigative reporting, its publications are "first source" or "breaking story" magazines for its readers.

       AMI has an extensive and reliable sourcing network, consisting of many sources that have a long-term history with AMI. As the leader in the health and fitness category, Weider attracts significant editorial content from celebrities and health and fitness experts. We have exclusive rights to receive editorial content for our Weider publications from many of the world's best competitive athletes in bodybuilding. Additionally, we are the exclusive magazine sponsor for certain International Federation of Bodybuilding events such as Mr. and Mrs. Olympia.

       - BROAD DISTRIBUTION BASE. Our publications are sold in all 50 states in the United States, as well as in Canada and, to a lesser extent, the United Kingdom and continental Europe. We also publish and license international editions of certain Weider publications in Europe, Asia, Australia, Africa and South America. AMI's distribution in the United States includes virtually all of the leading supermarket chains, major convenience store chains and leading mass merchandisers as well as a broad base of regional and local newsstand outlets. We believe that National Enquirer, Star and Globe enjoy broad distribution because they are consistently among the highest revenue producing magazines to retailers and are currently ranked second, third and seventh, respectively, in terms of total magazine retail dollars generated. In addition, DSI, our subsidiary that works with retailers to design their front-end racks and position magazines for increased sales, provides a value-added service to the retailers and helps to further strengthen our retailer relationships and distribution. Our distribution base also allows us to efficiently launch new titles such as Mira! and Auto World, and expand the distribution of acquired titles such as Globe and National Examiner. Currently, DSI manages approximately 55% (based on our estimates) of all new front-end racking programs initiated annually in the United States and Canada by supermarkets and other retailers, and we believe this distribution base will be a substantial advantage in expanding the distribution of the Weider magazines.

       - STRONG MANAGEMENT TEAM. David J. Pecker, our chairman and chief executive officer, has 23 years of experience in the publishing industry, including as chief executive officer and president of Hachette Filipacchi Magazines, Inc. ("Hachette"), the third largest magazine publisher in the United States at the time of his departure. Since 1999, he has recruited many other senior managers in finance, legal, editorial and advertising. Prior to the Acquisition, AMI's management team successfully executed its strategy which resulted in an increase in AMI's EBITDA and operating revenues of $38.8 million and $89.6 million, respectively, from fiscal 1999 to the twelve months ended September 23, 2002. David Pecker and members of AMI's management team have also successfully integrated a number of acquisitions over the past 10 years at Hachette and AMI, including AMI's acquisition of Globe in 1999. Additionally, with the Weider acquisition, we will add significant management strength, particularly in the consumer magazine segment. Weider's management has successfully led their company to be the leading publisher in the health and fitness category, while increasing EBITDA from $12.0 million for fiscal 1999 to $25.7 million for the twelve months ended September 30, 2002.
                                        9

BUSINESS STRATEGY

       - EXPAND CIRCULATION AND UTILIZE PRICE FLEXIBILITY. We intend to continue to improve and increase editorial content in our publications, to continue our aggressive promotion of our brands and to prudently utilize price flexibility to increase circulation and revenues. In April 2002 AMI expanded National Enquirer and Star to 60 pages from 48 pages, comprised primarily of expanded news stories and additional celebrity photographs. The introduction of the expanded issues coincided with a price increase for National Enquirer and Star from $1.89 to $2.09. AMI also raised the cover prices of several of its other publications at the same time. Since AMI increased cover prices, single copy unit sales remained essentially flat in the 33 weeks following the price increases compared to the 33 weeks prior to the price increases, evidencing the price flexibility of AMI's tabloid magazines. We intend to expand Globe to 60 pages in April 2003, with a concurrent price increase. Historically, moderate, periodic price increases have not materially affected single copy circulation of AMI's publications.

       We intend on increasing circulation of Weider's magazines through expanded distribution and increased subscriptions. Currently, Weider's titles are sold in approximately 88,000 retail outlets while AMI's titles are sold in approximately 150,000 retail outlets. We plan on expanding the distribution of Weider's health and fitness titles utilizing DSI's distribution base. We also plan on expanding the subscriber base for Weider's health and fitness publications by developing new programs to produce direct-to-publisher subscriptions that are less costly than subscriptions obtained through traditional sources such as direct mail and subscription agents. For example, Weider has historically been successful through promotions tied to health club memberships and the publications' companion web sites. In addition, we believe that Weider's leading health and fitness publications can be further marketed to the underserved and growing baby boomer market which, to date, has not been specifically targeted.

       - INCREASE ADVERTISING REVENUES. We intend to continue marketing the appeal and competitive advantages of advertising in AMI's tabloid publications. Since 1999, AMI has successfully enhanced the credibility of AMI's publications, which has allowed AMI to market to a broader advertiser base. Since 1999 AMI has added advertisers from the entertainment, packaged goods and pharmaceutical industries which had previously not advertised with AMI. AMI has increased advertising revenues by 75% from fiscal year 1999 to the twelve months ended September 23, 2002, and we believe we have a significant opportunity to continue this growth.

       We will also seek to increase advertising revenues for our health and fitness publications by leveraging this sector's strong circulation growth and appealing demographics. As Weider is the market leader in the health and fitness category, it receives a significant share of its advertising from vitamin, nutritional supplement, exercise equipment, sports apparel and other fitness-related advertisers. Weider has also attracted many non-endemic advertisers, such as consumer products and automotive advertisers, due to its large circulation base and broad readership. We believe there is the opportunity to further expand the level of non-endemic advertising as management has been successful in the past at executing this strategy at Hachette and AMI. In addition, the acquisition of Weider will provide the opportunity to cross sell advertising with AMI's publications.

       - BUILD ON STRENGTH OF DSI. DSI is a marketing organization whose primary function is to coordinate the placement and merchandising of certain AMI publications and other third-party publications at retail outlets throughout the United States and Canada. In addition, DSI is selected by retailers to coordinate the rack design, installation and positioning of magazines for approximately 55% (based on our estimates) of all new front-end racking programs initiated annually in the United States and Canada by supermarkets and other retailers. As a result of its broad market presence, we believe DSI is a strong platform to more favorably display titles we may develop or acquire. DSI also intends to expand its third-party client base of publishers that require marketing and merchandising of their publications. Such clients currently include Hachette, which publishes Woman's Day and Elle; Gruner + Jahr, which publishes Family Circle, Fitness, Parents and YM; Wenner Media Inc., which publishes US Weekly, Rolling Stone and Men's Journal; Newsweek, Inc., which publishes Newsweek; and Bauer Publishing, which publishes First for Women, Woman's World and In-Touch. We also plan on expanding the distribution of Weider's health and fitness titles utilizing DSI's distribution base.

       - DEVELOP NEW SOURCES OF REVENUES. We intend to leverage our brand recognition and publishing and distribution infrastructure to increase revenues through expansion in special magazines, book publishing, custom publishing and other print and electronic media. For example, in fiscal year 2003 AMI published a commemorative series of special magazines covering the anniversary of the terrorist attacks on the United States and the life stories of Elvis Presley, Bob Hope and Pope John Paul II, as well as other topics of interest, which we estimate will generate approximately $6.5 million in revenues. AMI also recently launched custom publishing and books divisions, which utilize its archives and leverage its brands. The acquisition of the Weider publications presents a significant opportunity to expand on their brand strength and popularity of the health and fitness category to develop other new sources of revenue.

       In addition, we intend on using our consumer magazine publications as platforms to continue to develop and launch new magazines that will complement and enhance our portfolio of magazines. Due to our leadership position within the health and fitness market, our publishing relationships and DSI ownership, we have the ability to identify potential niches for new health and fitness publications, to leverage existing editorial and advertising personnel and resources, and to access newsstand distribution channels.

       - PURSUE COMPLEMENTARY ACQUISITIONS. We intend to selectively pursue additional acquisitions that are category leaders, such as Weider, whose profitability can be increased through our distribution network and infrastructure or whose titles can and will complement our existing business. AMI has a successful track record of acquiring magazines and increasing revenues and profitability. For example, in 1999 AMI acquired the Globe Properties and within one year AMI increased EBITDA for such properties by more than 150%.


CIRCULATION

Total average circulation per issue is approximately 5 million copies for AMI's publications and 4 million copies for Weider's publications, for an aggregate average circulation of 9 million copies. AMI's titles have historically had greater single copy circulation while Weider's titles are more subscription based than AMI. For the twelve months ended September 23, 2002, approximately 88% of AMI's circulation revenues and 73% of total operating revenues were generated by single copy circulation and the remainder of circulation revenues by subscriptions. For the twelve months ended September 30, 2002, approximately 60% of Weider's circulation revenues and 18% of net revenues were generated by single copy circulation and the remainder of circulation revenues by subscriptions. On a pro forma basis for the twelve months ended September 23, 2002, approximately 85% of our circulation revenues (and 56% of operating revenues) were generated by single copy circulation and the remainder of circulation revenues by subscriptions.

The following table sets forth average weekly single copy circulation and U.S. cover prices for AMI's publications for fiscal years 2000, 2001 and 2002, for the twelve months ended September 23, 2002 and for the six months ended September 23, 2002.

        AMI AVERAGE WEEKLY SINGLE COPY CIRCULATION AND U.S. COVER PRICE

--------------------------------------------------------------------------------------------------------
                                                                          TWELVE MONTHS       SIX MONTHS
                                         FOR FISCAL YEARS ENDED MARCH,            ENDED            ENDED
                                         -----------------------------    SEPTEMBER 23,    SEPTEMBER 23,
(CIRCULATION DATA IN THOUSANDS)             2000       2001       2002             2002             2002
--------------------------------------------------------------------------------------------------------
National Enquirer
  Single Copy Circulation..............   1,743(3)   1,657(4)   1,498(5)          1,462(6)          1,485
  Cover Price..........................  $ 1.69(1)  $ 1.89(1)  $ 1.89            $ 2.09(1)         $ 2.09(1)
Star
  Single Copy Circulation..............   1,407(3)   1,301(4)   1,205(5)          1,184(6)          1,171
  Cover Price..........................  $ 1.69(1)  $ 1.89(1)  $ 1.89            $ 2.09(1)         $ 2.09(1)
Globe
  Single Copy Circulation..............     741        663(4)     601(5)            593(6)            593
  Cover Price..........................  $ 1.69(1)  $ 1.89(1)  $ 1.89            $ 1.99(1)         $ 1.99(1)
National Examiner
  Single Copy Circulation..............     401        335        285               276               281
  Cover Price..........................  $ 1.69(1)  $ 1.89(1)  $ 1.89            $ 1.99(1)         $ 1.99(1)
Weekly World News
  Single Copy Circulation..............     306        254        207               192               187
  Cover Price..........................  $ 1.59(1)  $ 1.69(1)  $ 1.69            $ 1.79(1)         $ 1.79(1)
Sun
  Single Copy Circulation..............     207        167        141               144               149
  Cover Price..........................  $ 1.59(1)  $ 1.69(1)  $ 1.69            $ 1.79(1)         $ 1.79(1)
Country Weekly
  Single Copy Circulation..............     175(2)     224        219               216               226
  Cover Price..........................  $ 2.49(1)  $ 2.49(1)  $ 2.99(1)         $ 3.49(1)         $ 3.49(1)
------------------------------------------------------------------------------------------------------------

(1) AMI increased the U.S. cover price on each of the National Enquirer, Star, Globe and National Examiner from $1.49 to $1.59 on July 27, 1999, to $1.69 on February 8, 2000, to $1.79 on October 3, 2000, and then to $1.89 on March 13, 2001. On April 2, 2002, AMI expanded National Enquirer and Star to 60 pages from 48 pages, comprised primarily of expanded news stories and additional celebrity photographs. The introduction of the 60 page issues was initiated with a price increase for National Enquirer and Star from $1.89 to $2.09. AMI increased the U.S. cover price on Globe and National Examiner to $1.99 on April 2, 2002. AMI increased the U.S. cover price on Weekly World News and Sun from $1.39 to $1.49 on July 27, 1999, to $1.59 on January 4, 2000, to $1.69 on January 2, 2001 and then to $1.79 on April 2, 2002 and April 9, 2002 for Weekly World News and Sun, respectively. AMI increased the U.S. cover price on Country Weekly from $1.99 to $2.49 on October 5, 1999 simultaneously with its re-launch as a bi-weekly publication and then to $2.99 on June 26, 2001 and $3.49 on August 5, 2002.

(2) Bi-weekly average circulation from October 5, 1999 through March 27, 2000 was 205 copies. Prior to October 5, 1999 Country Weekly was a weekly publication.

(3) Amount includes six expanded issues for both National Enquirer and Star that included 72 pages versus a regular issue of 48 pages and were priced at $2.69. Excluding these six issues, single copy circulation was 1,767 and 1,428 copies for both National Enquirer and Star, respectively.

(4) Amount includes nine expanded issues for both National Enquirer and Star and seven expanded issues for Globe that included 72 pages versus a regular issue of 48 pages and were priced at $2.89. Excluding these expanded issues, single copy circulation was 1,680, 1,321 and 671 copies for the National Enquirer, Star, and Globe, respectively.

(5) Amount includes twelve expanded issues for National Enquirer and eleven expanded issues for both Star and Globe that included 72 pages versus a regular issue of 48 pages and were priced at $2.89. Excluding these expanded issues, single copy circulation was 1,525, 1,222 and 607 copies for National Enquirer, Star and Globe, respectively.

(6) Amount includes seven expanded issues for both National Enquirer and Star at 84 pages at $2.99 versus a regular issue of 60 pages and priced at $2.09 and eleven for Globe that included 72 pages versus a regular issue of 48 pages and were priced at $2.99. Excluding these expanded issues, single copy circulation was 1,473, 1,193 and 599 copies for National Enquirer, Star and Globe, respectively.

\
For fiscal 2002, single copy circulation for each of AMI's six tabloids experienced a decline. Overall, AMI's tabloid titles were down 10% in units while overall checkout titles, as measured by the Audit Bureau of Circulation, were down 8%. Despite the unit circulation declines during fiscal 2002, AMI was able to maintain its total tabloid retail dollars (the total amount of gross revenue generated by retailers) through prudent increases in its cover price, while the overall industry's retail dollars decreased by 1.2%. This is only the second time in history that industry retail dollars declined. We believe that the principal factors contributing to these declines include (a) diminished service levels from wholesalers who distribute AMI's magazines to retailers and fill the pockets at checkout counters as a result of consolidation among wholesalers and their related efforts to cut expense; (b) a general industry-wide decline in single copy circulation of individual publications due to an increasing number of publications in the industry; (c) the September 11, 2001 terrorist attacks and the October anthrax incident at our Boca Raton headquarters; and (d) increased competition from other publications and forms of media, such as certain newspapers, television and radio programs and Internet sites concentrating on celebrity news.

In January 2002, AMI successfully negotiated multi-year contracts with all of its major United States wholesalers for the complete distribution of AMI's product line. In addition to signing new agreements with the wholesalers, AMI also consolidated its national distributor functions with Curtis Circulation Company in January 2002. AMI is also working on several other arrangements with other distributors to gain additional retail outlets that will help expand our circulation base.

In addition, AMI has experienced declines in the aggregate single copy circulation for its six tabloids and Country Weekly of 5.1% for the first two quarters of fiscal year 2003 compared to the same period in fiscal year 2002 primarily as a result of the factors described above.

In April 2002, AMI expanded National Enquirer and Star to 60 pages from 48 pages. The introduction of the expanded issues coincided with a price increase for National Enquirer and Star from $1.89 to $2.09. AMI also raised the cover prices of several of its other publications at the same time. Since AMI increased cover prices, single copy unit sales remained essentially flat in the 33 weeks following the price increases compared to the 33 weeks prior to the price increases.

The following table sets forth total average circulation and subscription circulation per issue and U.S. cover prices for Weider's publications for the years ended December 31, 1999, 2000 and 2001 and for the nine months ended September 30, 2002.

WEIDER'S TOTAL AVERAGE PAID CIRCULATION, SUBSCRIPTION CIRCULATION AND U.S. COVER
                                     PRICE

-------------------------------------------------------------------------------------------------
                                                                                     JANUARY 1 TO
                                                         YEAR ENDED DECEMBER 31,    SEPTEMBER 30,
                                                     ---------------------------       2002 ISSUE
(CIRCULATION DATA IN THOUSANDS)                      1999(1)   2000(1)   2001(1)         DATES(2)
-------------------------------------------------------------------------------------------------
Muscle & Fitness
  Total Circulation................................     484       468       451               456
  Subscription Circulation.........................     208       217       211               216
  Cover Price......................................  $ 4.99     $5.99     $5.99             $5.99
Shape
  Total Circulation................................   1,463     1,550     1,635             1,710
  Subscription Circulation.........................   1,104     1,134     1,191             1,277
  Cover Price......................................  $ 2.99     $2.99     $2.99             $3.99
Men's Fitness
  Total Circulation................................     513       583       591               650
  Subscription Circulation.........................     403       489       503               551
  Cover Price......................................  $ 3.99     $3.99     $3.99             $3.99
Muscle & Fitness Hers
  Total Circulation................................               180       247               276
  Subscription Circulation.........................                12        55                79
  Cover Price......................................             $3.99     $3.99             $3.99
Flex
  Total Circulation................................     168       155       148               153
  Subscription Circulation.........................      44        50        52                51
  Cover Price......................................  $ 5.95     $5.99     $5.99             $5.99
Fit Pregnancy
  Total Circulation................................     457       533       516               526
  Subscription Circulation.........................     330       424       415               416
  Cover Price......................................  $ 3.99     $4.95     $4.95             $4.95
Natural Health
  Total Circulation................................     302       312       325               313
  Subscription Circulation.........................     215       247       267               255
  Cover Price......................................  $ 4.95     $4.95     $4.95             $4.95
-------------------------------------------------------------------------------------------------

(1) Total circulation and subscription circulation for the fiscal years ended December 31, 1999, 2000 and 2001 are derived from ABC except for Fit Pregnancy, which are based on BPA Circulation Statements, and Natural Health for 1999 and 2000, which are based on Statement of Ownership figures filed with the U.S. Postal Service.

(2) Total circulation and subscription circulation for the period ended September 30, 2002 are derived from ABC, BPA Circulation Statements and Statement of Ownership figures filed with the U.S. Postal Service for the six months ending June 30, 2002, and individual publisher's estimates for July through September 2002 issues.


For the nine months ended September 30, 2002, total average circulation for the Weider titles increased by 3.5% compared to the fiscal year ended December 31, 2001, while single copy circulation remained essentially flat.

THE SPONSOR

On May 7, 1999, EMP Group L.L.C., (the "LLC"), a company formed by Evercore, acquired Holdings, our parent company (the "1999 Acquisition"). Evercore, based in New York and Los Angeles, makes private equity and venture capital investments and provides strategic, financial and restructuring advisory services.

                         FORWARD-LOOKING STATEMENTS AND
                                  RISK FACTORS

FORWARD-LOOKING STATEMENTS

Some of the information presented or incorporated by reference in this Form 8-K constitutes forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, including, in particular, the statements about our plans, strategies and prospects. We have used the words "may," "will," "expect," "anticipate," "believe," "estimate," "plan," "intend," and similar expressions to identify forward-looking statements. We have based these forward-looking statements on our current assumptions, expectations and projections about future events. We caution you that a variety of factors could cause business conditions and results to differ materially from what is contained in the forward-looking statements. These forward-looking statements are subject to risks, uncertainties and assumptions about us, including, among other things:

- our high degree of leverage and significant debt service obligations,

- our ability to increase circulation and advertising revenues,

- market conditions for our publications,

- our ability to develop new publications and services,

- outcomes of pending and future litigation,

- our ability to integrate Weider's operations with AMI's operations,

- the effect on our business of the failure to realize synergies or other anticipated benefits from the Acquisition,

- the effects of terrorism, including bioterrorism, on our business,

- increasing competition by domestic and foreign media companies,

- changes in the cost of paper used by us,

- any future changes in our management, and

- general risks associated with the publishing industry.

You should not put undue reliance on any forward-looking statements. You should understand that many important factors, including those discussed below, could cause our results to differ materially from those expressed or suggested in any forward-looking statements. These forward-looking statements speak only as of the date of this Form 8-K, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RISK FACTORS

AMI'S PUBLICATIONS HAVE EXPERIENCED DECLINES IN SINGLE COPY CIRCULATION.

Single copy circulation of each of National Enquirer and Star has experienced declines. For example, in fiscal 2000, National Enquirer and Star had average weekly single copy circulation of approximately 1.7 million and 1.4 million copies, respectively, which declined in fiscal 2002 to approximately 1.5 million and 1.2 million copies, respectively. AMI's other publications also have experienced declines in single copy circulation.

We believe that the principal factors contributing to these declines in circulation include (a) diminished service levels from wholesalers who distribute AMI's magazines to retailers and fill the pockets at checkout counters as a result of consolidation among wholesalers and their related efforts to cut expense; (b) a general industry-wide decline in single copy circulation of individual publications due to an increasing number of publications in the industry; (c) the September 11, 2001 terrorist attacks and the October anthrax incident at our Boca Raton headquarters; and (d) increased competition from other publications and forms of media, such as certain newspapers, television and radio programs and Internet sites concentrating on celebrity news. See "--Terrorist attacks, such as the September 11, 2001 terrorist attacks and the October anthrax incident at our Boca Raton headquarters, and other acts of violence or war may affect the financial markets and our business, results of operation and financial condition."

In January 2002, AMI successfully negotiated multi-year contracts with all of its major U.S. wholesalers for the complete distribution of AMI's product line and improved service levels. However, we cannot assure you that service levels will improve or that if service levels do improve, circulation of AMI's publications will increase.

In addition, AMI has experienced declines in the aggregate single copy circulation for its six tabloids and Country Weekly of 5.1% for the first two quarters of fiscal year 2003 compared to the same period in fiscal year 2002 primarily as a result of the factors described above.

Historically, AMI has offset declines in single copy circulation, in part, through increases in cover prices. In April 2002, AMI expanded National Enquirer and Star to 60 pages from 48 pages and raised cover prices from $1.89 to $2.09. AMI also raised the cover prices of several of its other publications at the same time. Since AMI increased cover prices, single copy unit sales remained essentially flat in the 33 weeks following the price increases compared to the 33 weeks prior to the price increases. We cannot assure you that we will be able to increase cover prices without decreasing circulation, or be able to take other measures, such as increasing advertising and promotion of AMI's titles to offset such circulation declines, or that the single copy circulation declines described above will be reversed. Continued declines in circulation, or declines in circulation of Weider's publications, could have a material adverse effect on our business or financial performance. See "--If we fail to implement our business strategy, our business will be adversely affected" below.

THE FEDERAL TRADE COMMISSION AND FOOD AND DRUG ADMINISTRATION MAY TAKE ACTIONS AGAINST ADVERTISERS THAT COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

A portion of our revenues comes from advertising of dietary supplements and other nutritional products, a category which has received and continues to receive scrutiny from the Food and Drug Administration ("FDA") and the Federal Trade Commission ("FTC"). These agencies have selectively taken actions against individual advertisers that have made false or misleading claims about their products, and these actions have had material adverse effects on such advertisers and their advertising budgets. To date, neither we nor other media that print or broadcast dietary supplement advertisements or nutritional products have been made party to these actions; however, the FTC has publicly expressed an interest in including the media in such actions, suggesting that the media should bear some level of responsibility for the content of advertisements carried by them. We believe there are substantial legal barriers to instituting such actions against the media, and that any such actions would only occur after a normal fact finding and implementation period. We would rigorously defend against any such actions and would seek to implement new advertisement procurement procedures in response to any such actions. However, we cannot assure you that our results of operations would not suffer if the FTC or FDA were to bring any such actions against us. In addition, we cannot assure you that our results of operations will not suffer if the FTC or FDA continues to successfully bring such actions against our dietary supplement and nutritional supplement advertisers.

GENERAL ECONOMIC TRENDS MAY REDUCE OUR ADVERTISING REVENUES.

For the twelve months ended September 30, 2002, Weider generated 68% of its revenues from advertisements, and, on a pro forma basis for the twelve months ended September 23, 2002, we generated 29% of our revenues from advertisements. Advertising revenues are subject to the risks arising from adverse changes in domestic and global economic conditions. A decline in the level of business activity of our advertisers could have an adverse effect on our revenues and profit margins. Because of the recent economic slowdown in the United States, many advertisers are reducing advertising expenditures. The impact of this slowdown on us is difficult to predict, but it may result in reductions in purchases of advertising. If the current economic slowdown continues or worsens, our results of operations may be adversely affected.

IF WE FAIL TO IMPLEMENT OUR BUSINESS STRATEGY, OUR BUSINESS WILL BE ADVERSELY AFFECTED.

Our future financial performance and success are dependent in large part upon our ability to successfully implement our business strategy. We cannot assure you that we will be able to successfully implement our business strategy or be able to improve our operating results. In particular, we cannot assure you that we will be able to increase circulation of our publications, obtain new sources of advertising revenues, generate additional revenues by building on the brand names of our publications, attract new clients for DSI or raise the cover prices of our publications without causing a decline in circulation. Furthermore, any growth through acquisitions and investments will be dependent upon identifying suitable acquisition or investment candidates and successfully consummating such transactions and integrating the acquired operations at reasonable costs. We may not successfully integrate any acquired businesses and may not achieve anticipated revenue and cost benefits.

Such acquisitions and investments may require additional funding which may be provided in the form of additional debt, equity financing or a combination thereof. We cannot assure you that any such additional financing will be available to us on acceptable terms or at all or that we will be permitted under the terms of our Amended and Restated Credit Facilities (or any replacement thereof) or under the terms of our indentures to obtain such financing for such purpose.

Implementation of our business strategy could be affected by a number of factors beyond our control, such as increased competition, legal developments, general economic conditions or increased operating costs or expenses. In particular, there has been a recent trend of increased consolidation among both retailers and wholesalers of magazines. This consolidation has caused an increase in margin pressure on publishers. Because National Enquirer, Star and Globe have been consistently among the highest revenue-producing magazines to both retailers and wholesalers, we do not believe the increased consolidation among retailers and wholesalers will have a material adverse effect on us and, as such, we do not believe this trend will have a material adverse effect on the Weider publications. Nevertheless, we cannot assure you that such consolidation will not have a material adverse effect on us in the future.

Any failure to successfully implement our business strategy may adversely affect our ability to service our indebtedness. We may, in addition, decide to alter or discontinue certain aspects of our business strategy at any time.

INTEGRATING OUR OPERATIONS WITH WEIDER'S OPERATIONS MAY PROVE TO BE DISRUPTIVE AND COULD RESULT IN THE COMBINED BUSINESSES FAILING TO MEET OUR EXPECTATIONS.

We expect the Acquisition will result in increased revenue and profit growth. We cannot be sure that we will realize these anticipated benefits in full or at all. Achieving the expected benefits and synergies of the Acquisition will depend, in part, upon whether the operations and personnel of Weider can be integrated in an efficient and effective manner with AMI's existing business. The process of integrating two formerly separately operated businesses may prove disruptive to both businesses, may take longer than we anticipate and may cause an interruption of and have a material adverse effect on our business. The performance of the combined businesses may not meet our expectations if integration is not successful or if the process is prolonged.

TERRORIST ATTACKS, SUCH AS THE SEPTEMBER 11, 2001 TERRORIST ATTACKS AND THE OCTOBER ANTHRAX INCIDENT AT OUR BOCA RATON HEADQUARTERS, AND OTHER ACTS OF VIOLENCE OR WAR MAY AFFECT THE FINANCIAL MARKETS AND OUR BUSINESS, RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

As a result of the September 11, 2001 terrorist attacks and subsequent events, there has been considerable uncertainty in world financial markets. The full effect of these events, as well as concerns about future terrorist attacks, on the financial markets is not yet known, but could include, among other things, increased volatility in the prices of securities. These uncertainties could also adversely affect our ability to obtain financing on terms acceptable to us or at all to finance our acquisitions, capital expenditures or our working capital.

Terrorist attacks may negatively affect our operations and financial condition. There can be no assurance that there will not be further terrorist attacks against the United States or U.S. businesses. These attacks or armed conflicts may directly impact our physical facilities or those of our retailers and customers. These events could cause consumer confidence and spending to decrease or result in the increased volatility in the U.S. and world financial markets and economy. They could result in an economic recession in the United States or abroad. Any of these occurrences could have a material adverse impact on our operating results, revenues and costs.

Our Boca Raton headquarters, which housed substantially all of AMI's editorial operations (including AMI's photo, clipping and research libraries), executive offices and certain administrative functions, was closed on October 7, 2001 by the Palm Beach County Health Department when traces of anthrax were found on a computer keyboard following the death of one of our photo editors from inhalation anthrax. In response to the closure of our Boca Raton facility, we immediately implemented our hurricane disaster plan to produce all AMI's weekly publications as originally scheduled. While this inhibited the production of AMI's publications, we printed all of AMI's tabloids that week and we believe that our operations have substantially returned to normal. In February 2002, the Palm Beach County Health Department quarantined the Boca Raton facility for an additional 18 months or until the facility has been remediated. We have entered into a two year lease for a 53,000 square foot facility two blocks from our Boca Raton headquarters which expires in February 2004. In May 2002, we reached a final settlement with our property insurance carrier and received payment. We cannot assure you that the proceeds will cover all of our losses, including any clean-up costs associated with our Boca Raton headquarters.

In addition, AMI's circulation has declined since the September 11, 2001 terrorist attacks and the October anthrax incident. We believe that as a result of the anthrax incident, AMI has experienced a decline in circulation. When the incident first occurred, there were specific concerns and consumer discomfort and lack of knowledge with respect to the safety of AMI's magazines. We quickly responded to these safety concerns with an extensive public relations effort to educate consumers that there was no health risk in buying AMI's magazines. Since the first issues following the anthrax incident, AMI's unit sales have steadily improved, although they remain below pre-September 11, 2001 levels. We cannot predict what effect, if any, future acts of terrorism may have on our circulation. However, the consequences of these events could have a material adverse effect on our business, results of operations and financial condition. See "--AMI's publications have experienced declines in single copy circulation."

WE COULD INCUR MATERIAL CLEANUP COSTS UNDER ENVIRONMENTAL, HEALTH AND SAFETY LAWS AT OUR BOCA RATON FACILITY.

As a result of the detection of anthrax at our Boca Raton headquarters, steps have been taken to monitor and investigate the anthrax incident with the involvement of the Environmental Protection Agency and other governmental entities. It is unclear at this time what if any measures may be required of us (as well as what defenses we may have to any such obligations) or the extent to which insurance or other sources may cover our costs. Regardless of whether we ultimately return our operations to that site, as owner of the building, it may be necessary for us to remediate the premises or take other steps to address the incident. These costs could be substantial. Accordingly, we cannot assure you at this time that any cleanup or other obligations we may have with respect to this matter will not have a material adverse effect on our business, results of operations and financial condition. As of September 23, 2002, the net book value of the Boca Raton facility and its contents were written off. Additionally, as of September 23, 2002, AMI reserved $9 million for the estimated clean-up and demolition costs of the Boca Raton facility, which we believe will fully cover any expenses of any clean-up or related obligations.

OUR BUSINESS MAY BE ADVERSELY AFFECTED IF THE PRICE OF PAPER INCREASES.

Our operating income may be significantly affected by changes in the price of paper used in our publications. For the two quarters ended September 23, 2002, these costs represented approximately 12% of AMI's revenues, and for the nine months ended September 30, 2002 these costs have represented approximately 13.2% of Weider's revenues. AMI has currently committed its volume and pricing requirements with its major suppliers through March 2004. If paper prices increase in the future and we cannot pass these costs on to our customers, such increases may have a material adverse effect on us. We do not currently hedge against increases in paper prices but are reviewing various hedging strategies against future increases in paper prices.

WE OPERATE IN A VERY COMPETITIVE BUSINESS ENVIRONMENT.

National Enquirer, Globe, Star, National Examiner, Weekly World News, Sun, Mira!, Country Music and Country Weekly compete in varying degrees with other publications sold at retailers' checkout counters, as well as forms of media concentrating on celebrity news, such as certain newspapers, magazines and television and radio programs. We believe that historical declines in single copy circulation of National Enquirer, Globe, Star and National Examiner have resulted in part from increased competition from these publications and forms of media. Competition for circulation is largely based upon the content of the publication, its placement in retail outlets and, to a lesser extent, its price. Competition for advertising revenues is largely based upon circulation levels, readership, demographics, price and advertising results. Many of our competitors have substantially larger operating staffs, greater capital resources and greater revenues from their publications. In this respect, we may be at a competitive disadvantage with such entities. We believe that AMI's most significant direct competitors in the print media are AOL Time Warner Inc. (which publishes People, In Style and Entertainment Weekly), Wenner Media, Inc., (which publishes US Weekly), Gemstar TV Guide, Inc. (which publishes TV Guide) and Bauer (which publishes In-Touch). As use of the Internet and new on-line ventures focusing on celebrity news increase, AMI may face additional competition.

In addition we compete with many other companies providing marketing and distribution services, such as full-service national distributors, wholesalers and publishers with their own marketing organizations. Certain of our competitors have substantially larger operating staffs and greater capital resources. In this respect, we may be at a competitive disadvantage with such entities.

Each of Weider's specialty consumer magazines faces competition in its subject area from a variety of publishers and competes for readers on the basis of the high quality of its targeted editorial content. Competition for advertising revenues is largely based upon circulation levels, readership, demographics, price and advertising results. We believe that Weider's most significant direct competitors include Conde Nast Publications, Inc. (which publishes Self), Gruner + Jahr Publishing (which publishes Fitness, Parents and Child), Rodale Inc. (which publishes Men's Health and Organic Style) and Wenner Media, Inc. (which publishes Men's Journal).

Increased competition may result in less demand for our products and services which may have a material adverse effect on our business, results of operation and financial condition.

OUR PERFORMANCE COULD BE ADVERSELY AFFECTED IF WE LOSE OUR KEY PERSONNEL.

We believe that our success is largely dependent on the abilities and experience of Mr. Pecker, our chairman and chief executive officer, and our senior management team. The loss of the services of Mr. Pecker or one or more of these senior executives could adversely affect our ability to effectively manage our overall operations or successfully execute current or future business strategies. We have entered into a five-year employment contract with Mr. Pecker, which expires on May 6, 2004 and is automatically extended for one-year periods unless sixty days prior written notice is given to the contrary. In addition, we believe that our success will depend upon our ongoing ability to attract and retain qualified management and other employees.

WE ARE CONTROLLED BY EVERCORE, WHOSE INTERESTS IN OUR BUSINESS MAY BE DIFFERENT THAN YOURS.

Evercore has effective control of us by virtue of its rights to appoint a majority of the Board of Managers and a majority of the Board of Directors of our parent entities. As a result, Evercore controls our policies and operations and has the power to appoint new management and approve any action requiring stockholder approval (including adopting amendments to our certificate of incorporation and approving mergers or sales of substantially all of our assets). We cannot assure you that the interests of Evercore will not conflict with your interests.

PENDING AND FUTURE LITIGATION COULD MATERIALLY AFFECT OUR OPERATIONS.

We are involved in a number of litigation matters which have arisen in the ordinary course of our business. Because the focus of AMI's publications often involves controversial celebrities or subjects, the risk of defamation or invasion of privacy litigation arises in the ordinary course of our business. Our experience suggests that the claims for damages made in such lawsuits are heavily inflated and, in any event, any reasonably foreseeable material liability or settlement would be covered by insurance. AMI has not experienced any difficulty obtaining such insurance and does not expect to experience any material difficulty in the future. In addition, Weider is subject to litigation in the normal course of its business. There are currently no claims pending that we believe would have a material adverse effect on our operations. We cannot assure you that we will continue to be able to obtain insurance on terms acceptable to us or at all or that any pending or future litigation, if adversely determined, would not have a material adverse effect on our business and financial condition.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned.

                                        AMERICAN MEDIA OPERATIONS, INC.

Dated: January 7, 2003                  By:     /S/ John Miley
                                                -------------------------------
                                                Name:  John Miley
                                                Title: Executive Vice-President,
                                                       Chief Financial Officer

                                 EXHIBIT INDEX
                                 -------------

Exhibit No.     Description
-----------     -----------
   99.1         Summary Historical and Pro Forma Financial Information

   99.2         Unaudited Pro Forma Financial Information

   99.3         Weider Selected Historical Financial Information

   99.4         Consolidated Financial Statements of Weider Publications, Inc.
                and Subsidiaries and Weider Interactive Networks, Inc.